Contract # 4/99/AT, dated 30/4/1999.

To build and connect a gas pipeline to the Meat Waste Utilization Plant in Zabokliki, near Siedlce in accordance to the bylaws PRT 703/P-I/306/98 dated 98.09.10

Between

International Eco-Waste Systems S.A., located at Zloczowska 12/3 03-972 Warsaw, registered with the Commercial Court under registration #RHB 47982, represented by:

1. Mr. Zbigniew Tragarz - President

2. Mr. Waldemar Dziak - Vice President

and

"ATMA-IMPEX" Sp. z.o.o. ("Contract"), located at 04-504 Warsaw, registered with the Commercial Court under registration #RHB 36321, represented by:

1. Mr. Jerzy karpinski - President

2. Mr. Witold Sek - Director

The following are the excerpt from this contract:

The payments will be made on invoices issued by the Contractor in the following order:

1. down payment payable within two weeks from that date of signing this contract -165,000 zl (CAD 63,400)

2. at the beginning of pipe construction - 80,000 zl (CAD30,700)

3. at the end of pipe construction - 98,000 zl (CAD 37,700)

4. assembly for the connecting equipment - 90,000 zl (CAD 34,600)

5. connection fee - 62,000 zl (CAD23,900)

The remaining amount of 55,000 zl (CAD 21,100) will be payable after the safety equipment has been assembled and the pipeline has been commissioned.

This document is a fair and accurate translation of the original Polish document.